Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion (in Appendix F) in pre-effective Amendment No. 1 to the Registration Statement on Form S-4 of CytRx Corporation of our report, which includes an explanatory paragraph relating to Innovive Pharmaceuticals, Inc.’s ability to continue as a going concern, dated March 28, 2008, on our audits of the financial statements of Innovive Pharmaceuticals, Inc. as of December 31, 2007 and 2006, and for the years ended December 31, 2007, 2006 and 2005 and the period from March 24, 2004 (inception) to December 31, 2007. We also consent to the reference to our Firm under the caption “Experts.”

/s/ J.H. Cohn LLP
Roseland, New Jersey
August 6, 2008